EXHIBIT 99.2
To assist investors in assessing 1Q26 results, the following disclosures have been made available in the 8-K filing:
1Q26 INVESTOR RELATIONS DATA SUMMARY (PAGE 1 of 1)

Effective Income Tax Rate	1Q26	4Q25	3Q25	2Q25
Effective Income Tax Rate, %	40%	21%	32%	34%

Common Shares Outstanding, millions	1Q26	4Q25	3Q25	2Q25
At quarter end	4,145	4,179	4,217	4,263
Weighted-average - assuming dilution	4,202	4,238	4,285	4,331

Upstream Volume Driver Analysis, koebd	1Q26 vs 4Q25		1Q26 vs 1Q25
Prior Period	4,988		4,551
Entitlements - Net Interest	—		(27)
Entitlements - Price / Spend / Other	(45)		(7)
Government Mandates	—		(4)
Divestments	(17)		(69)
Growth / Other	(332)		150
Current Period	4,594		4,594

Upstream Realization Data	1Q26	4Q25	3Q25	2Q25
United States
ExxonMobil
Crude ($/b)	70.12	58.57	63.56	62.58
Natural Gas ($/kcf)	3.37	1.75	2.36	2.41

Marker Benchmarks
WTI ($/b)	71.98	59.23	65.03	63.87
Henry Hub ($/mbtu)	5.01	3.55	3.07	3.44

Non-U.S.
ExxonMobil
Crude ($/b)	69.98	57.46	62.58	62.01
Natural Gas ($/kcf)	10.58	9.60	9.62	10.23

Marker Benchmarks
Brent ($/b)	80.61	63.69	69.07	67.82
TTF ($/mbtu)	10.79	10.77	11.75	12.40

The above numbers reflect ExxonMobil’s current estimate of volumes and realizations given data available as of the end of the first quarter of 2026. Volumes and realizations may be adjusted when full statements on joint venture operations are received from outside operators. ExxonMobil management assumes no duty to update these estimates.

Product Solutions Marker Benchmark Data	1Q26	4Q25	3Q25	2Q25
Energy Products
Indicative Refining Margin ($/b)	16.3	18.3	17.5	13.6

Chemical Products
North American Polyethylene ($/T)	965	759	812	821
Asia Pacific Polyethylene ($/T)	865	822	840	837
Asia Pacific LVN ($/T)	720	564	588	576
USGC Ethane ($/T)	173	196	171	178

The above markers reflect the average prices from the quarter. Indicative Refining Margin, NA PE, AP PE, AP LVN, and USGC Ethane from Platts, part of S&P Global Commodity Insights. NA PE, AP PE, AP LVN, and USGC Ethane historical prices were updated to reflect simple averages. Marker associated sensitivities developed for forward-looking analysis and in relation to full-year results. For any given period, the accuracy of the earnings sensitivity will be dependent on the price movements of individual types of crude oil, natural gas, or products, results of trading activities, project start-up timing, maintenance timing, taxes and other government take impacts, price adjustment lags in long-term gas contracts, and crude and gas production volumes. Accordingly, changes in benchmark prices only provide broad indicators of changes in the earnings experienced in any particular period. Refer to "Modeling Toolkit" tab on the Investor Relations page of our website at www.exxonmobil.com for more information.

Due to rounding, numbers presented may not add up precisely to the totals indicated.